U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28,2011

Venture Lending & Leasing IV, Inc.
(Exact name of registrant as specified in its charter)

MARYLAND	814-00640	20-0372373
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

104 La Mesa Drive, Suite 102, Portola Valley, CA 94028
(Address of principal executive offices, zip code)

Registrant's telephone number, including area code: (650) 234-4300

(Former name or former address, if changed since last report): N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 5.07 Submission of Matters to a Vote of Security Holders.
A special shareholder meeting (the “Meeting”) of Venture Lending & Leasing IV, Inc. (the “Fund”) was held on October 28, 2011, to consider and vote on the proposal to terminate the status of the Fund as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”).

On September 30, 2011, the record date for the Meeting, there were 100,000 shares of Common Stock, $.001 par value (“Shares”) of the Fund outstanding and entitled to vote. 100% of the Shares are owned by Venture Lending & Leasing IV, LLC (the “LLC”). The LLC in turn is owned by its members (the “LLC Members”). The Operating Agreement of the LLC grants the LLC Members pass-through voting rights, meaning that the LLC, as the sole shareholder of the Fund, may take no action as shareholder of the Fund without first securing the approval of the LLC Members, with the same vote required of the LLC Members as is required of the shareholder of the Fund. Accordingly, the approval of the proposal to terminate the status of the Fund as a business development company under the 1940 Act required the prior approval of at least a majority of the outstanding LLC Shares.

207,700 out of 250,000 total outstanding LLC Shares, or 83.08% of the LLC Shares, were cast in favor of the proposal, and no LLC Shares were cast against or withheld for the proposal. Consequently, the LLC cast 100% of the Shares in favor of the termination of the status of the Fund as a business development company under the 1940 Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

VENTURE LENDING & LEASING IV, INC.
(Registrant)

By: /S/ Maurice C. Werdegar	By: /S/ Martin D. Eng
Maurice C. Werdegar	Martin D. Eng
Chief Executive Officer	Chief Financial Officer
Date: October 31, 2011	Date: October 31, 2011